Exhibit 99.2

UNDERTAKINGS

Centene Corporation (“Centene”), Chopin Merger Sub I, Inc. (“Chopin I”), Chopin Merger Sub II, Inc. (“Chopin II”), and Health Net, Inc. have entered into an Agreement and Plan of Merger, pursuant to which Health Net, Inc. will become a direct subsidiary of Centene, and Health Net, Inc.’s subsidiaries, including Health Net of California, Inc. (“HNCA”), Health Net Community Solutions, Inc. (“HNCS”) and Managed Health Network (“MHN”), will become indirect subsidiaries of Centene.

The change of control will occur as a consequence of the proposed merger of a wholly owned subsidiary of Centene with and into Health Net, Inc. pursuant to which Centene will become the ultimate controlling person of Health Net, Inc. and, indirectly, HNCA, HNCS and MHN (the “Merger”). Chopin I and Chopin II are acquisition subsidiaries formed by Centene for the purpose of implementing the Merger. Upon the closing of the Merger, Chopin I will be merged out of existence when it merges with and into Health Net, Inc. so that Health Net, Inc. is the surviving entity and a direct wholly owned subsidiary of Centene. If certain criteria are met, a second merger will be effected pursuant to which Health Net, Inc. will be merged with and into Chopin II, so that Chopin II will be the surviving entity and a direct wholly owned subsidiary of Centene (the “Second Merger”). If the Second Merger is effected, immediately following its consummation, Chopin will be renamed Health Net, Inc.

HNCA, HNCS and MHN have filed documents related to the Merger in Notices of Material Modification Nos. 20151955, 20151958, and 20151959. In addition, Centene’s subsidiary, California Health & Wellness Plan (“CHWP”), has filed documents related to this transaction in Amendment No. 20151945.

To demonstrate continued compliance with the Knox-Keene Health Care Service Plan Act of 1975, California Health and Safety Code section 1340 et seq. (the “Act”) and the Act’s corresponding regulations at Title 28, California Code of Regulations (the “Rules”), Centene, Health Net, Inc., HNCA, HNCS, MHN and CHWP agree to the following Undertakings and acknowledge that any Orders issued by the Department of Managed Health Care (“Department”) approving Material Modification Nos. 20151955, 20151958, and 20151959 and Transmittal approving Amendment No. 20151945 incorporate and are conditioned upon the Undertakings set forth below, and that the Undertakings are enforceable as Orders of the Department. By so doing, Centene, Health Net, Inc., HNCA, HNCS, MHN and CHWP agree to fully and completely comply with these Undertakings and agree that they will not violate these Undertakings.

References to “Undertakings Tracking” in these Undertakings means a submission through the Undertakings Tracking section of the Department’s e-filing portal.

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Filing Requirements

Undertaking 1

Within 35 days after the closing of the Merger, HNCA, HNCS, and MHN shall submit the following as an Amendment filing in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4:

(a)	Copies of all required notices and consents for the contracts identified in HNCA, HNCS, and MHN’s September 28, 2015 response to Comment No. 6,

(b)	An update of the conditions referenced in HNCA, HNCS, and MHN’s September 28, 2015 response to Comment No. 10 not previously provided to the Department,

(c)	An update regarding the status of the Second Merger,

(d)	An update to Exhibit D-2 regarding the status of the filings with governmental authorities not previously provided to the Department, and

(e)	Any press releases or public announcements related to the Merger not previously provided to the Department.

Undertaking 2

HNCA, HNCS, MHN and CHWP shall submit an Amendment or Notice of Material Modification filing in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4 if any of the following are proposed:

(a)	Changes to HNCA, HNCS, MHN, or CHWP’s provider contracts;

(b)	Changes to HNCA, HNCS, MHN, or CHWP’s operations; or

(c)	Changes to HNCA, HNCS, MHN, or CHWP’s marketing and solicitation arrangements.

Undertaking 3

HNCA, HNCS, and MHN shall file as an Amendment filing in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4 an executed copy of the following documents within five calendar days of the document being executed:

(a)	The Second Merger Agreement, and

(b)	The amended contract for the Medicare Advantage Special Needs Plan.

Financial Requirements

Undertaking 4

Centene and Health Net, Inc. promise the following:

(a)	All of the executive compensation by reason of the Merger, including change in control payments, acceleration of outstanding equity incentives, and signing/retention bonuses (together “CIC Benefit”) shall be the responsibility of Centene, except for severance payments required to be made in connection with the Merger, which shall be the responsibility of Health Net, Inc.;

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(b)	Centene shall have on hand cash and committed borrowing facilities at the time of the closing of the Merger that are adequate to timely discharge all obligations relating to the CIC Benefit;

(c)	Centene shall have on hand cash and committed borrowing facilities at the time of the closing of the Merger that are adequate to timely discharge the long-term indebtedness for borrowed money of Health Net, Inc. Such long-term indebtedness for Health Net, Inc. was $610 million as of September 30, 2015;

(d)	No amounts relating, directly or indirectly, to the CIC Benefit shall be the obligation of HNCA, HNCS, or MHN;

(e)	No amounts relating, directly or indirectly, to the CIC Benefit shall be charged to or made the responsibility of HNCA, HNCS, or MHN, directly or indirectly, under any reimbursement or cost allocation arrangement; and,

(f)	Centene further represents and warrants that there are no CIC Benefit payments owed by Centene by reason of the Merger to any of Centene’s officers, directors, or key management.

Centene and Health Net, Inc. shall confirm the above via Undertaking Tracking within 30 days after the closing of the Merger.

Undertaking 5

HNCA, HNCS or MHN shall not declare or pay dividends, make other distributions of cash or property or in any other way upstream any funds or property to its shareholders or any of HNCA, HNCS, or MHN affiliates (“Affiliate Company Distributions”) without adequate consideration if such actions would cause any of the following:

(a)	Cause HNCA, HNCS, and MHN to fail to maintain at all times the greater of the following:

i.	For HNCA, 250% of the minimum tangible net equity (which annualized amount shall be calculated by multiplying the applicable current quarter revenues and expenditures by four) currently required by Section 1374.64(b)(1) of the Act;

ii.	For HNCS, 250% of the minimum tangible net equity (which annualized amount shall be calculated by multiplying the applicable current quarter revenues and expenditures by four) currently required by Section 1374.64(b)(1) of the Act;

iii.	For MHN, 250% of the minimum tangible net equity (which annualized amount shall be calculated by multiplying the applicable current quarter revenues and expenditures by four) currently required by Section 1374.64(b)(1) of the Act; or

iv.	100% of minimum tangible net equity as may be required following any future amendment to Section 1374.64 of the Act or Rule 1300.76, or any successor statute or regulation; or

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(b)	Result in insufficient working capital or insufficient cash flows necessary to provide for the retirement of existing or proposed indebtedness of HNCA, HNCS or MHN, as required by Rule 1300.75.1(a); or

(c)	Adversely affect the ability of HNCA, HNCS or MHN to provide health care services.

For purposes of these Undertakings, “Affiliate Company Distributions” shall not be deemed to refer to payments made under the terms of any administrative service agreement or tax sharing agreement, which has been filed with and received prior approval from the Department.

Undertaking 6

HNCA, HNCS, and MHN shall not take any of the following actions prior to the submission of a Notice of Material Modification in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4 and the receipt of the Department’s Order of Approval:

(a)	Cosign or guarantee any portion of any current or future loans and/or credit facilities entered into by HNCA, HNCS or MHN shareholders, the HNCA, HNCS or MHN affiliates, or any other affiliated shareholders; or

(b)	Permit any portion of loans obtained by HNCA, HNCS or MHN shareholders, HNCA, HNCS, or MHN affiliates, or any other affiliate shareholders to be assumed by HNCA, HNCS or MHN unless HNCA, HNCS or MHN are currently a party to a loan; or

(c)	Allow a pledge or hypothecation of HNCA, HNCS, or MHN assets in any way connected with any current or future loans of HNCA, HNCS, or MHN shareholders, HNCA, HNCS, or MHN affiliates or any other affiliated shareholders; or

(d)	Borrow any funds or otherwise incur any indebtedness for the purpose of making any Affiliate Company Distribution, except any Affiliate Company Distribution that is made in compliance with this Undertaking, or a payment made pursuant to any written administrative services agreement or tax sharing agreement between or among HNCA, HNCS, or MHN on the one hand, and HNCA, HNCS, or MHN affiliates or shareholders or any other affiliate shareholders, on the other hand.

Undertaking 7

HNCA, HNCS and MHN shall ensure that written disclosure, by commercially reasonable means, of Undertakings 5 and 6 is provided to any and all future holders of any loans and/or credit facilities of HNCA, HNCS, or MHN affiliates, to the extent that HNCA, HNCS, or MHN assets are involved in such loans and/or credit facilities, to ensure that the holder of such instrument(s) has written notice that the satisfaction of any obligations under such instrument(s) is subordinated to obligations of HNCA, HNCS, or MHN under the Act and Rules thereunder.

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Undertaking 8

For three years following the closing date of the Merger, HNCA, HNCS, and MHN shall file with the Department, a Schedule that reports the estimated claims payable; reported or unreported medical liability at the end of each such quarter; and the amount of the claims payable reported on lines 3 through 6 of Report #1 – Part B: Liabilities and Net Worth. This Schedule shall be filed with the HNCA, HNCS, and MHN Quarterly Financial Reports filed with the Department each calendar quarter. If filed through eFiling, the Schedule must be filed as an Exhibit HH-32 and must be accompanied by a Request for Confidentiality as described below.

The estimated unreported medical liability (incurred-but-not-reported claim liability) at the end of each such quarter shall be prepared by HNCA, HNCS, and MHN and by the HNCA, HNCS, and MHN or Centene chief actuary, chief financial officer, or other appropriate financial officer, ensuring the unreported medical liability is in accordance with actuarial standards of practice which generally require that the unreported medical liability estimates be adequate to cover obligations under moderately adverse conditions.

Annually, HNCA, HNCS, and MHN shall obtain, provide, and include as part of its required financial filings, an actuarial opinion by an independent actuarial or accounting firm reasonably acceptable to the Department.

Upon Request for Confidentiality, the Department shall grant confidential treatment to the Schedule filed pursuant to this Undertaking for indefinite period of time. In each Request for Confidentiality, HNCA, HNCS, and MHN shall reference the File Number of this Undertaking and Order, and describe the confidential and proprietary nature of the information provided in the Schedule. The Department shall provide HNCA, HNCS, and MHN with appropriate notice of any judicial or other effort to compel the Department to disclose this information in accordance with Rule 1007.

Undertaking 9

After the closing date of the Merger, if HNCA, HNCS, and MHN desire to amend, change, terminate or replace their tax sharing agreements, as previously filed with and approved by the Department, HNCA, HNCS, and MHN shall file any changes to those tax sharing agreements as a Notice of Material Modification in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4.

Undertaking 10

HNCA, HNCS, MHN, and CHWP shall promptly pay for the reasonable costs arising from activities of the Department with respect to each such plan, including any necessary out-of-state travel, incurred in the course of verifying and auditing compliance by HNCA, HNCS, MHN, and CHWP with each of the Undertakings set forth herein. Such activity shall be conducted, at the Department’s discretion, in addition to any of the surveys, audits, examinations, or inquiries required or permissible under the Act.

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Undertaking 11

Health Net, Inc. and Centene shall not use any form of push-down accounting methods that result in the transfer or allocation of any of Heath Net Inc., or Centene’s goodwill, including goodwill related to this Merger, to HNCA, HNCS, and MHN.

Premium Rates

Undertaking 12

HNCA, MHN and Centene represent and warrant that premiums payable by HNCA and MHN enrollees (including copayments and deductibles) will not increase as a result of costs incurred in financing, analyzing and/or consummating the Merger (Merger Costs). Such costs include but are not limited to, attorneys’ and investment bankers’ fees, travel expenses, the CIC Benefit, due diligence expenses, and expenses related to concurrent or future mergers or acquisitions by Centene affiliates, other than HNCA.

HNCA and Centene further represent and warrant that, subject to any exceptions filed with and approved by the Department:

(a)	HNCA and MHN practices and methodologies for determining premium rates in the California market after the Merger shall not materially vary from HNCA and MHN pre-Merger practices and methodologies;

(b)	HNCA and MHN practices and methodologies for determining products and benefit designs in the California health plan market after the Merger shall not materially vary from HNCA and MHN pre-Merger practices and methodologies;

(c)	No debt rating factor relating to the indebtedness that Centene has incurred to finance the Merger shall be included in HNCA and MHN’s premium practices and methodologies post-Merger;

(d)	In the event that there are reductions in the level of reimbursement of HNCA and MHN health care providers, as defined in Section 1345(i) of the Act, such reductions shall not be attributable to the Merger Costs; and

(e)	In the event that there are reductions in the benefits in HNCA and MHN products sold in California markets, such reductions shall not be attributable to the Merger Costs.

To appropriately measure the Merger’s effect on premium rates and product offerings, the Department must evaluate certain confidential and proprietary business information, including pre- and post-merger target profit levels, and lists of retention items with respect to commercial product offerings by HNCA and/or MHN.

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HNCA shall provide the following information to the Department for the purposes of determining compliance with this Undertaking:

(f)	Through eFiling, as an Exhibit HH-32, filed within sixty (60) days of the close of the Merger:

i.	A list of the target profit levels for each commercial product (consisting of individual, small group and large group products) at the time of the closing of the Merger;

ii.	A list of all retention items for each commercial line of business at the time of the closing of the Merger; and

iii.	A Request for Confidentiality referencing this Undertaking and its related Filing Number, and describing the proprietary and confidential nature of the information filed.

(g)	Through eFiling, as an Exhibit HH-32, filed annually, for the duration of these Undertakings, as an attachment to HNCA Actuarial Memorandum (see (c) below):

i.	An annual update of the list of the target profit levels for each commercial product (consisting of individual, small group and large group) at the time of the closing of the Merger;

ii.	An annual update of the retention items for each commercial product at the time of the closing of the Merger; and

iii.	A Request for Confidentiality referencing this Undertaking and its related Filing Number, and describing the proprietary and confidential nature of the information filed.

(h)	Annually, through eFiling, as an Exhibit HH-32, within 60 days following the end of the calendar year, an Actuarial Memorandum, signed by the HNCA or Centene chief actuary, CFO or similar officer, that certifies that no portion of the cost components of any premium rate charged for any commercial product offered in California by HNCA or MHN includes a charge related to the Merger Costs or to the community investments in Undertaking 27.

(i)	HNCA and MHN shall provide the Department with at least 60 days’ prior written notice of any premium adjustments for its small group and individual commercial products.

Upon Request for Confidentiality, the Department shall grant confidential treatment, to the extent permitted by law, to confidential and proprietary information submitted pursuant to this Undertaking and shall provide HNCA and MHN with appropriate notice of any judicial or other effort to compel the Department to disclose confidential information, in accordance with Rule 1007.

The Department may, in addition to the activities described in Undertaking 10 below, audit or examine HNCA and/or MHN and its books and records with respect to the foregoing certifications, to the extent deemed necessary or desirable at the discretion of the Director. In the

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event that the Department uses a third party auditor(s), the Department’s auditor(s) shall sign confidentiality agreements to ensure the confidential treatment of confidential and proprietary information reviewed as part of any audit, consistent with the confidentiality protections provided for in these Undertakings and in Rule 1007.

Undertaking 13

Centene and HNCA agree that controlling health care costs is of the utmost importance. This means that HNCA will make every effort to keep premium rate increases to a minimum. For any HNCA premium rate increase deemed unreasonable or unjustified by the Department, HNCA agrees to meet and confer with the Department and make a good faith attempt to resolve any differences regarding the premium rate increase. This applies to all commercial lines of business subject to rate review by the Department at the time the rate is filed.

Key Functions, Management and Books/Records Based in California

Undertaking 14

Centene and Health Net, Inc. commit that, consistent with Centene’s “local approach” business model, the Chief Executive Officer / President (s) overseeing the California operations of HNCA, HNCS and MHN shall be based in California as well as the leaders responsible for local functions described below. Centene and Health Net, Inc. further commit that job functions currently performed at the time of the filing by employees in California who directly interact with members and providers in California for HNCA, HNCS, and MHN will continue to be performed in California after the Merger. After the Merger is completed, HNCA, HNCS, and MHN shall maintain leaders overseeing, as well as personnel to maintain adequate organizational and administrative capacity, at a minimum for the following functions and positions in California consistent with their practices in effect prior to the Merger:

(a)	Clinical decision-making and California medical policy development by any clinical personnel responsible for California medical decision-making and California medical policy, including determination of HNCA, HNCS, and MHN prescription drug formularies, including a Chief Medical Officer(s), medical directors and other clinicians;

(b)	Prior authorization and referral functions;

(c)	Enrollee grievance and appeal functions;

(d)	Network Management;

(e)	Provider servicers, including membership accounting and provider directories;

(f)	Independent Medical Review process;

(g)	Underwriting functions;

(h)	Provider Dispute Resolution Mechanism process;

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(i)	Key management personnel, including senior financial staff; and

(j)	Key regulatory, legal, financial and compliance officers and other personnel performing state and federal compliance functions, including personnel knowledgeable with the Act and Rules as well as the laws governing Medi-Cal and any other applicable law.

These aforementioned functions shall be conducted in conformity with California standards, and timeframes, as required by the Act. HNCA, HNCS, and MHN confirm to the Department that they intend to maintain offices in California, which shall continue to serve as headquarters for HNCA, HNCS, and MHN health plan operations.

Undertaking 15

HNCA, HNCS, and MHN agree that they shall not remove, or require, permit, or cause the removal of any HNCA, HNCS, and MHN books and records, as defined in the Act, from California prior to the submission of a Notice of Material Modification in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4 and the receipt of the Department’s Order of Approval. Further, notwithstanding any failure or omission on the part of HNCA, HNCS, and MHN, or that of an affiliate, to maintain the records of HNCA, HNCS, and MHN in California, HNCA, HNCS, and MHN agree that they shall return to California, as may be required by the Department, within the timeframe specified by the Department, any such HNCA, HNCS, and MHN books and records that have been removed from California without the Department s express, written permission. This Undertaking shall not restrict HNCA, HNCS, and MHN from maintaining books and records in an electronic format, as long as electronic books and records are contemporaneously available in California.

Undertaking 16

In the event of any Change(s), as defined below, to an administrative services agreement (“ASA”) to which HNCA, HNCS, and MHN are a party with any HNCA, HNCS, and MHN affiliate, or through which HNCA, HNCS, and MHN receive services, HNCA, HNCS, and MHN shall file a Notice of Material Modification in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4 and shall not implement prior to the receipt of the Department’s Order of Approval.

“Change” is defined for purposes of this Undertaking to be an amendment, modification, termination, or replacement of an ASA, which involves any of the following:

(a)	The addition of a new service or a change in the scope of services;

(b)	Change to reimbursement terms or method of reimbursement for services performed on behalf of HNCA, HNCS, and MHN;

(c)	Change to the location of books and records documenting performance of the services performed on behalf of HNCA, HNCS, or MHN pursuant to an ASA, resulting in removal of the ASA provider’s books and records outside of California;

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(d)	Change to the location of performance of any of the functions from California to another state or country, or from a state other than California to another state or country; or

(e)	Change to the legal identity of the entity performing HNCA, HNCS, and MHN functions on behalf of HNCA, HNCS, and MHN pursuant to an ASA, unless the entity is a HNCA, HNCS, and MHN affiliate.

Undertaking 17

Centene has acknowledged an understanding of the important and vigorous role HNCA, HNCS, MHN, and CHWP play in the California market. Centene has further acknowledged that HNCA and MHN plan to maintain and expand product offerings in the individual, small and large group commercial markets, including Covered California and CalPERS, with HNCS and CWHP collectively maintaining participation in the Medi-Cal market. Accordingly:

(a)	HNCA and MHN-shall continue to make all commercially reasonable efforts in good faith to operate as an ongoing, economically viable and active competitor in the commercial market in California, including but not limited to the individual, small and large group markets, such as Covered California and CalPERS.

(b)	HNCA, HNCS, and MHN shall take all reasonable steps in good faith to preserve and maintain the value and goodwill of HNCA, HNCS and MHN and their products in California, including continuing to strive to grow in the California health care market. As part of this commitment, HNCA, HNCS, and MHN shall use commercially reasonable efforts to develop and offer product offerings that support the California growth strategy. HNCA, HNCS, and MHN shall refrain from disparaging any product offering in the marketing or sales of that product. This Undertaking 17 does not preclude HNCA,HNCS, and MHN from employing growth strategies that emphasize certain geographic regions over others.

(c)	HNCA, HNCS, MHN, and CHWP shall annually file a report to the Director via Undertaking Tracking as to their plans for expansion or exit from any market segment or geographic area, including any action that is likely to result in a 50% or more decrease in covered lives in a market segment. HNCA, HNCS, MHN, and CHWP shall provide reasonable detail as to the nature and scope of any planned product offerings and a summary of actions they took in the previous year to expand in any market segment and the outcomes of such actions. Upon Request for Confidentiality, the Department shall grant confidential treatment, to the extent permitted by law, to confidential and proprietary information submitted pursuant to this Undertaking and shall provide HNCA, HNCS, MHN, and CHWP with appropriate notice of any judicial or other effort to compel the Department to disclose confidential information, in accordance with Rule 1007.

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Plan Performance

Undertaking 18

Within 90 days of issuance of the final reports identified in this Undertaking, and quarterly thereafter, until the Department has verified the deficiencies are corrected or has issued a Follow-Up Survey Report confirming that the deficiencies are corrected, or in the case of a financial examination, a finding by the Department that the deficiencies have been corrected, CHWP shall submit status reports on the implementation of any corrective actions plans and file them via Undertakings Tracking to address the following:

(a)	All uncorrected deficiencies identified by the Department in the Final Report resulting from the survey conducted by Department for the review period of June 1, 2014 through May 31, 2015 (“CHWP Survey Final Report”), and

(b)	All uncorrected deficiencies identified by the Department in the CHWP Examination Final Report resulting from the routine financial examination conducted by the Department for the review of quarter-ending September 30, 2015.

(c)	All uncorrected deficiencies identified by the Department of Health Care Services (“DHCS”) in its 1115 Waiver Seniors and Persons with Disabilities and Rural Expansion surveys conducted in May 2015. In addition, CHWP agrees to address the preliminary Quality Management findings from the DHCS survey report, which require the following actions:

i.	Ensure that grievances related to medical quality of care issues are referred to the Medical Director.

ii.	Ensure that potential quality issues identified are appropriately assigned based on the nature of the issue.

In order to discharge section (c) of this Undertaking, CHWP shall request documentation from DHCS annually, beginning with 2017, confirming its progress on or satisfaction of the requirements of the Undertaking, which it shall file via Undertaking Tracking.

Undertaking 19

Within 90 days of issuance of the final report, and quarterly thereafter, until the Department has verified that the deficiencies are corrected or has issued a Follow-Up Survey Report confirming that the deficiencies are corrected, MHN shall submit status reports on the implementation of any corrective action plans and file them via a submission through the Undertakings Tracking section of the Department’s e-filing portal. The status reports shall address all uncorrected deficiencies identified by the Department in the Final Report resulting from the survey conducted by Department for the review period of February 2013 through February 2015.

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Undertaking 20

HNCS shall timely correct any and all deficiencies identified by DHCS in its annual and Coordinated Care Initiative audits conducted in May 2015 or by DHCS related to technical assistance and corrective action plans. HNCS will report to DHCS in accordance with timelines already established by DHCS. In addition, HNCS agrees to the following in the areas of Quality and the DHCS Medical Audit:

Quality

HNCS shall meet all of the Quality Corrective Action Plan (“CAP”) goals and milestones, as agreed upon by both DHCS and HNCS, and memorialized in the CAP Framework document issued on or after December 9, 2015 or any future iterations of this document as it may be updated due to performance in this or in future years, which covers a total of ten indicators over three reporting units. The CAP requires quality performance improvements on Annual Monitoring for Patients on Persistent Medications ACE inhibitors and Diuretics, Prenatal & Postpartum Care-Timeliness of Prenatal Care and Postpartum Care, and Comprehensive Diabetes Care Bundle -Eye Exam (Retinal) Performed and HbAlc Testing Improvement Projects or Performance Improvement Projects and that improvement would continue for a minimum of four years or until:

(a)	HNCS achieves statistically significant improvement over baseline, sustained for at least one re-measurement year, and exceeds the Minimum Performance Level (“MPL”) for each CAP indicator in each reporting unit impacted by the CAP; and

(b)	Inclusive of the CAP indicators subject to the MPL, HNCS can meet or exceed the MPL for 85% of all indicators at the plan level, excluding new reporting units in their first year of operation, no later than Measurement Year 2018/Reporting Year 2019 and maintain for one re-measurement year.

In relation to quality improvement efforts, HNCS shall participate in the DHCS Quality Collaboratives and other State led quality improvement efforts, Plan-Do-Study-Act, Improvement Projects and Performance Improvement Projects. In addition to addressing new areas of improvement as those arise, HNCS shall continue efforts around achieving improvement in all of the Improvement Projects and Performance Improvement Projects bundles as described below:

(a)	CAP bundles: (may have some non-CAP counties participating in the CAP measure bundle):

i.	Patients on Persistent Medications ACE inhibitors and Diuretics: Los Angeles, Sacramento, San Diego, San Joaquin, Stanislaus and Tulare

ii.	Comprehensive Diabetes Care Bundle: Sacramento, San Diego and Stanislaus

iii.	Prenatal & Postpartum Care-Timeliness of Prenatal Care: Los Angeles, San Diego and Kern

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(b)	Non-CAP bundles:

i.	Medication Management for Asthma – Medications Compliance 50% and Medication Compliance 75%: Tulare and Kern

ii.	Prenatal & Postpartum Care-Timeliness of Postpartum Care: San Joaquin, Los Angeles and San Diego

iii.	Cervical Cancer Screening: Los Angeles, Sacramento, San Joaquin, Stanislaus, Kern and San Diego

iv.	Childhood Immunization Status – Combo 3 and Immunizations for Adolescents: Sacramento, San Joaquin and Stanislaus

DHCS’ Medical Audit

DHCS has imposed a Corrective Action Plan on HNCS in relation to the 2015 HNCS annual medical audit. HNCS has a number of audit findings in the Member’s Rights category. These findings were related to informing members of their rights in a timely manner, lack of clarity in stated reasons for decisions, and the lack of ability to track and respond to certain aspects of member grievances. Additionally, HNCS has a number of audit findings in the Case Management and Care Coordination category. These findings were related to the lack of documentation of the coordination of care for carved out services, and inadequate subcontractor monitoring and untimely prior authorization. HNCS agrees to address all audit findings within the timeframes established by DHCS which shall require the following actions:

(a)	Member Rights

i.	When issuing a denial Notice of Action, include understandable and specific reasons for decisions pursuant to the DHCS contract and Section 1368 of the Act and Rule 1300.68.

ii.	Ensure that contractual and regulatory timeframes are met when responding to member grievances.

iii.	Consistently monitor and track the member grievance system for utilization (over and under) and possible systemic or trending concerns arising from appeal reviews.

(b)	Case Management & Coordination of Care

i.	Monitor and educate providers more consistently on the following topics:

1.	California Children’s Services (CCS) services to members;

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2.	Early Intervention/Developmental Disabilities services to eligible members; and

3.	Basic & Complex Case Management Services.

ii.	Ensure effective communication between the plan and provider for more efficient coordination of care.

In order to discharge this Undertaking, HNCS shall request documentation from DHCS annually confirming its progress on or satisfaction of the requirements of the Undertaking, which it shall file via Undertaking Tracking.

Undertaking 21

HNCS and CHWP agree to meet all Medi-Cal managed care health plan requirements for encounter data submission. This includes the correction of encounter records submitted since November, 2014 with invalid paid amounts. When the contracted payment type for a health care service is non-capitated, paid amounts shall be correctly populated in the 837 Institutional and Professional encounter data transactions. HNCS and CHWP shall evaluate their reporting process to determine if paid amounts are populated in the appropriate fields for DHCS submission. If deficiencies are found, HNCS and CHWP shall correct the deficient encounters via replacements even if the encounter was previously accepted. This applies to all encounters submitted to the Post-Adjudicated Claims and Encounters System (“PACES”) retrospectively and moving forward.

In addition, HNCS and CHWP agree to collaborate with contracted providers regarding how to report appropriately utilizing standardized codes, including but not limited to, meeting thresholds for completeness, accuracy, reasonability and timeliness. HNCS and CHWP further agree the data from delegated entities that has been submitted to DHCS is complete.

HNCS and CHWP agree to meet all Medi-Cal managed care health plan requirements for the transition to monthly provider data submission via the X12 274 Transaction through the PACES system. HNCS and CHWP shall initiate system testing in the first quarter of 2016 and production readiness by the end of the second quarter of 2016.

In order to discharge this Undertaking, HNCS shall request documentation from DHCS annually confirming its progress on or satisfaction of the requirements of the Undertaking, which it shall file via Undertaking Tracking.

Undertaking 22

HNCA agrees to improve its performance on Right Care Initiative indicators for cardiovascular disease, hypertension and diabetes, with a goal of reaching, at a minimum, the national 90th percentile performance rate for all health plans participating in the Right Care Initiative, by no later than the performance measurement period ending December 31, 2019.

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HNCA shall report to the Department its action plans and progress on this Undertaking every six months beginning six months after the closing date of the Merger. Within 60 days following the availability of indicators for the 2019 performance measurement period, HNCA shall file a final report with the Department which includes a summary of the actions taken and outcomes. In the event that HNCA fails to reach the national 90th percentile performance rate for all health plans participating in the Right Care Initiative, within 60 days following the availability of indicators for the 2019 performance measurement period, HNCA shall submit a written corrective action plan acceptable to the Department for improving outcomes for these patients.

Undertaking 23

HNCA agrees to improve any star rating on the 2015-16 Office of the Patient Advocate Quality Report Card for HNCA that is two stars or below with a goal to reach a minimum of three stars (on a four star scale) or four stars (on a five star scale), including, but not limited to, Behavioral and Mental Health care, Asthma and Lung Disease care and Patient Experience scores, by no later than the performance measurement period ending December 31, 2019.

HNCA shall report to the Department its action plans and progress on this Undertaking every six months beginning six months after the closing date of the Merger. Within 60 days following the availability of indicators for the 2019 performance measurement period, HNCA shall file a final report with the Department which includes a summary of the actions taken and outcomes.

Undertaking 24

For a period of three years following the closing of the Merger, HNCA, HNCS and CHWP agree to participate in programs designed to educate high risk patients and their support teams regarding prevention of heart attacks, strokes and diabetes. HNCA, HNCS, CHWP and MHN also agree to participate in programs designed to promote health literacy education.

No later than 90 days following the date of the closing of the Merger, HNCA, HNCS, MHN, and CHWP shall file a plan with the Department via Undertakings Tracking specifying the programs in sufficient detail, including a description of the program and its methods and goals, for the Department to evaluate and approve prior to the plans initiating their participation. HNCA, HNCS, CHWP and MHN shall file via Undertakings Tracking an annual report describing the progress of these programs with the last report due following the 2018 calendar year.

Undertaking 25

For a period of three years following the closing date of the Merger, HNCA, HNCS, and CHWP agree to assign a medical director to attend and actively and constructively participate in the University of Best Practices learning collaborative in Sacramento, Los Angeles, and San Diego, and to deliver an annual presentation and written report to representatives of the Department, the University of Best Practices learning collaborative, and HNCA, HNCS, and CHWP’s contracted medical groups and IPAs regarding improvements made in HNCA, HNCS, and CHWP and its affiliates’ quality measures during the past year, as well as targets for improvements during the upcoming year.

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For a period of three years following the closing date of the Merger, HNCS agrees to actively and constructively participate in the Healthy San Diego Collaborative sponsored by the County of San Diego Health and Human Services Agency.

HNCA, HNCS, MHN, and CHWP shall file via Undertakings Tracking annual reports describing the progress of these programs with the last report due following the 2020 calendar year.

Undertaking 26

Centene does not currently participate in the California commercial health plan market. Within three months after the date of the issuance of the Order of Approval, Centene will file a report to the Department describing its plan to increase its proficiency in the California commercial health plan market. Centene will file a final report with the Department one year from the date of the three-month report filing, which will include a summary of the actions it took and the outcomes.

Undertaking 27

HNCA, HNCS, MHN, and CHWP agree that accurate, complete, and accessible provider directories reflecting adequate networks of contracted providers are essential to enrollees. HNCA, HNCS, MHN, and CHWP will publish and maintain printed and online provider directories in compliance with section 1367.27 by July 1, 2016, and will correct any deficiencies in provider network adequacy identified by the Department within applicable regulatory timelines.

Undertaking 28

HNCA, HNCS, MHN, and CHWP agree to cooperate fully, in compliance with the Act and Rules to the reasonable satisfaction of the Department, with any and all requests for information from the Department and its contractors, including but not limited to requests for information generated by the Department’s Help Center, Office of Plan Licensing, Office of Financial Review and Office of Enforcement. This includes, but is not limited to, compliance with requests for health plan information and financial information.

Community Investments

Undertaking 29

Following the date of the issuance of the Order of Approval, and subject to preapproval by the Director, HNCA, HNCS, MHN, and CHWP, agree to make community investments as follows:

(a)	Create a grant program to support locally-based consumer assistance programs. The program shall provide a minimum of $5 million over five years.

(b)	Contributions of $10 million over 5 years to support programs designed to improve enrollee health outcomes in rural and/or underserved areas of California. At least one program shall be located in the Central Valley, defined as the counties of Kern, Tulare, Kings, Fresno, Madera, Merced, Stanislaus, and San Joaquin.

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(c)	Contributions of $50 million over 5 years to strengthen the infrastructure of the Medi-Cal health care delivery system, particularly for Medi-Cal providers contracted with managed care plans, that will improve the completeness and accuracy of encounter data and provider directories.

(d)	In making a commitment to these programs, HNCA, HNCS, MHN, and CHWP recognize that expertise will be necessary to achieve the goals of the identified programs. HNCA, HNCS, MHN, and CHWP agree to establish and participate on an Advisory Committee approved by the Department and California Health and Human Services Agency that will make recommendations and provide expertise and guidance for project development and implementation. Funding for the programs listed in categories (a), (b), and (c) shall be based upon a demonstration of need to the reasonable satisfaction of Centene, based upon recommendations from the Advisory Committee and subject to the Director’s preapproval. In the event an amount under category (a), (b), or (c) above is reduced, the funds saved as a result of the reduction shall be contributed to one of the other of these categories, subject to approval from the Department. Contributions for compliance with subparagraphs (a), (b), and (c) may be disbursed through a grant application process to be developed by Centene in consultation with the Advisory Committee. Within 6 months after the closing of the transaction, Centene shall begin formulating a plan for carrying out the Advisory Committee’s responsibilities and developing appropriate guidelines, policies and procedures, subject to approval by the Department. Centene shall begin implementing this plan within twelve (12) months following the closing date of the Merger.

(e)	HNCA, HNCS, MHN, and CHWP agree to participate significantly in both the program to standardize encounter data submissions across all lines of business and the Provider Directory Project.

(f)	Investments of $200 million for providing new jobs supporting the California health care industry in an economically distressed community in California. To satisfy this commitment, within twelve (12) months following the closing date of the Merger, Centene shall submit to the Department a detailed and comprehensive plan (the “Plan”) for the employment of at least 300 individuals and construction of a new multi-building facility (the “Service Center”). Prior to the submission of the Plan, Centene will consult with the Department, the California Health and Human Services Agency and the California Governor’s Office of Business and Economic Development regarding the selection of a location for the Service Center within California that will benefit from revitalization. Centene commits to use best efforts to begin construction of the Service Center within nine (9) months following submission of the Plan. The investments made under this section shall include investments in construction costs, costs of wages and benefits, and operating costs over the first ten (10) years of the Service Center’s operations. Centene shall report annually to the DMHC beginning with the 2020 calendar year showing invested amounts that are directly related to the Service Center.

(g)	Investments of $75 million in California’s health care infrastructure (the “Infrastructure Investment”). The purpose of the Infrastructure Investment is to provide capital to

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entities that provide health services to currently underserved communities or populations throughout California in need of such capital, and find access to such capital challenging for various reasons. Such investments could include investments that (i) expand and upgrade physical and technological infrastructure, including, but not limited to, telehealth capabilities for safety net and low income providers through the State of California; (ii) strengthen access to health care resources for, and improve the health status of, low-income urban and rural underserved Californians; (iii) improve electronic health care technology; (iv) support the coordinated care model; (v) implement value-based payment programs; (vi) promote systems changes for quality improvement activities that result in improved health outcomes; or (vii) leverage other investment opportunities.

1.	Investments made pursuant to this Undertaking 29(g) will be consistent with financial standards required by the Department and subject to the sound and prudent investment management policies of Centene. The determinations with respect to each investment will be made considering the risk profile and rate of return of such investment, and the overall strength and investment quality of the entire investment portfolio, and will not be unduly restrictive with regard to each individual investment commitment. In addition, the collective impact of the investments made pursuant to this Undertakings 29(g) must be of sufficient creditworthiness and quality so as not to result in the placing of additional capital requirements on Centene by various credit rating agencies (such as Moody’s and Standard & Poor’s).

2.	In making the Infrastructure Commitment, Centene recognizes that flexibility and creativity will be necessary to achieve the dual goals of prudent investment and increasing access to underserved communities, and they undertake closely to work with an advisory committee (the “Investment Advisory Committee”) consisting of individuals with experience in community reinvestment and health care delivery for underserved communities, which committee may include representatives or designees of: (i) clinics and other health care providers that serve low income or uninsured rural or urban Californians; (ii) charitable entities that support such clinics and other providers; and (iii) health information technology experts, including persons with expertise in the collection and reporting of quality and performance data. In addition, representatives of the Department, the California Health and Human Services Agency, and Centene will participate in Investment Advisory Committee meetings and activities. The members of the Investment Advisory Committee shall be designated from time to time by Centene in consultation with the Department.

3.

Within ninety (90) days following the closing of the Merger, Centene will meet and consult with the California Health and Human Services Agency and the Department to (i) discuss the appropriate type, scope, and range of investments to be made in accordance with this Undertaking 29(g), including community health care services, health care infrastructure, and health information technology investments; (ii) secure advice and feedback regarding the selection of independent investment advisors to the Investment Advisory Committee that are acceptable to the Department; (iii) discuss the composition of the Investment

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Advisory Committee; (iv) discuss the development of an exemption process, if sufficient qualifying assets cannot be identified by the end of the 2020 calendar year; and (v) otherwise take actions and adopt policies, procedures, and guidelines to implement the Investment Commitment.

4.	Within six months after the closing of the Merger, the Investment Advisory Committee will be established and, promptly thereafter, the Investment Advisory Committee and Centene shall, in consultation with the investment advisors, begin formulating a plan for carrying out the Investment Advisory Committee’s responsibilities and developing appropriate guidelines, policies, and procedures, subject to approval by the Department. The plan will include the steps Centene will take to publicize the availability of investment capital to the targeted groups.

5.	Expenses incurred in administering the Infrastructure Investment, including expenses of outside investment advisors, will be separate from the aggregate Infrastructure Investment amount.

6.	Centene anticipates considering specific investments beginning by the second quarter of 2017, with the goal of having the Infrastructure Investment fully funded by the seventh (7th) anniversary of the closing of the merger. The goal of the Investment Advisory Committee shall be to have at the end of the seventh anniversary of the closing of the merger an investment portfolio with a weighted average maturity of ten (10) years.

7.	Centene will provide regular reports to the Investment Advisory Committee and, in connection with each annual statement filed to the Department, will provide the Department with reports on progress made toward the Infrastructure Investment.

Within ninety (90) days following the Closing of the Merger, HNCA, HNCS, MHN, and CHWP shall submit a filing via Undertakings Tracking identifying the plan representatives who shall participate in and have decision making authority for the community investments described above. In addition, HNCA, HNCS, MHN, and CHWP shall submit a filing via Undertakings Tracking identifying its proposals for community investments as identified in subsections (a)-(c), (f), and (g) to this Undertaking 29.

Miscellaneous

Undertaking 30

Notwithstanding the above, these Undertakings do not supersede a requirement for HNCA, HNCS, or MHN requirement to file a Notice of Material Modification when such a filing is required in accordance with the standards set forth in Section 1352 of the Act and Rule 1300.52.4 and the receipt of the Department’s Order of Approval.

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Undertaking 31

In addition to the Undertakings executed above, HNCA, HNCS, MHN, and CHWP reassert and reaffirm each and every Undertaking in existence prior to execution of this document, and agree to abide by and confirm to each and every prohibition and condition.

Undertaking 32

For a period of five years, HNCA, HNCS, MHN, and CHWP shall annually file, via Undertakings Tracking, a report outlining the status of each Undertaking. This report will be prepared in a format deemed acceptable by the Department and shall be submitted within sixty (60) days following the end of each calendar year beginning with the 2016 calendar year and ending with the 2020 calendar year.

Undertaking 33

The Undertakings set forth herein shall be enforceable to the fullest extent of the authority and power of the Director of the Department under the provisions of the Act, including all civil, criminal, and administrative remedies (such as Cease and Desist Orders, freezing enrollment, and assessment of fines and penalties). The Undertakings shall act as an Order of the Director. Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP acknowledge that the Act’s enforcement remedies are not exclusive, and may be sought and employed in any combination deemed advisable by the Department to enforce these Undertakings.

Undertaking 34

The Undertakings set forth herein shall be subject to the following terms and conditions:

(a)	Binding Effect. The Undertakings set forth herein shall be binding on the Plan and its respective successors and permitted assigns. If Centene, Health Net, Inc, HNCA, HNCS, MHN, and CHWP fail to fulfill its obligations to the Department as provided under the Undertakings set forth herein, Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP stipulate and agree that the Department shall have the authority to enforce the provisions of these Undertakings in a California court of competent jurisdiction or an Office of Administrative Hearing.

(b)	Governing Law. The Undertakings set forth herein and their validity, enforcement, and interpretation, shall for all purposes be governed by and construed in accordance with the laws of the State of California.

(c)	Venue. The proper venue of any dispute arising from the Undertakings set forth herein shall be Sacramento, California.

(d)	Invalidity. In the event that any Undertakings or any portion of any Undertaking set forth herein shall be declared invalid or unenforceable for any reason by a court of competent jurisdiction, the validity or enforceability of any other Undertakings or any portion of any Undertaking shall not affect the validity or enforceability of any other Undertakings, and such other Undertakings shall remain in full force and effect and shall be enforceable to the maximum extent permitted by applicable law.

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(e)	Duration. The Undertakings set forth herein shall become effective upon the closing date of the Merger and except as to those provisions of the Undertakings that contain separate termination provisions, shall remain in full force and effect for five years, ending on the anniversary of the closing date of the Merger, unless terminated sooner by Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP with the written consent of the Department.

(f)	Third Party Rights. Nothing in the Undertakings set forth herein is intended to provide any person other than Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP and the Department, and their respective successors and permitted assigns, with any legal or equitable right or remedy with respect to any provision of any Undertaking set forth herein.

(g)	Amendment. The Undertakings set forth herein may be amended only by written agreement executed by both Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP and the Department.

(h)	Assignment. No Undertaking set forth herein may be assigned by Centene, Health Net, Inc., HNCA, HNCS, MHN, or CHWP, in whole or in part, without the prior written consent of the Department.

(i)	Specific Performance. In the event of any breach of these Undertakings, Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP acknowledge that the State of California would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that Centene, Health Net, Inc., HNCA, HNCS, MHN, and CHWP shall waive the defense in any action brought by the Department for specific performance that a remedy at law would be adequate, and the Department should be entitled to seek an injunction or injunctions to prevent breaches of the provisions of these Undertakings and to seek to specifically enforce the terms and provisions stated herein. The Department’s right to seek an injunction does not supersede the remedies available to the Director described in subsection (a) of this Undertaking.

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Health Net of California, Inc.

Signature:	/s/ Jay Gellert

Date:	3.21.16

Print Name:	Jay Gellert

Print Title:	CEO

Health Net Community Solutions, Inc.

Signature:	/s/ Marie Montgomery

Date:	3.21.16

Print Name:	Marie Montgomery

Print Title:	CFO

Managed Health Network

Signature:	/s/ Jay Gellert

Date:	3.21.16

Print Name:	Jay Gellert

Print Title:	CEO

Health Net, Inc.

Signature:	/s/ Jay Gellert

Date:	3.21.16

Print Name:	Jay Gellert

Print Title:	CEO

March 18, 2016

Centene Corporation

Signature:	/s/ Michael F. Neidorff

Date:	March 21, 2016

Print Name:	Michael F. Neidorff

Print Title:	Chairman & CEO

California Health & Wellness Plan

Signature:	/s/ Keith H. Williamson

Date:	March 21, 2016

Print Name:	Keith H. Williamson

Print Title:	Secretary